EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 26, 2012 (the “Effective Date”), is between Array BioPharma Inc., a Delaware corporation (the “Company”), and Ron Squarer (“Employee”).

In consideration of the mutual covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

1.           Employment.  The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

2.           Capacity and Duties.  Employee shall be employed by the Company as Chief Executive Officer.  The Company shall appoint Employee to the Board of Directors; continued Board of Directors service shall be subject to shareholder approval.  Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board of Directors.  Employee shall devote his entire working time, attention and energies to the business of the Company.  Employee shall not engage in any other business activity or activities that conflict with the proper performance of Employee’s duties hereunder.  In general, personal investments in which Employee owns less than 5% of the outstanding capital of a particular enterprise and that do not involve any significant services by Employee shall not be deemed to conflict with the proper performance of Employee’s duties.  Employee shall be permitted to serve on a maximum of three outside boards of directors, subject to the reasonable prior approval of the Company’s Compensation Committee.

3.           Compensation.  In consideration for services rendered by Employee, Employee shall be entitled to the payments and benefits contemplated by this Section 3.  Subject to the express provisions contained in this Agreement and the Board’s fiduciary duties, the intent of the parties hereto is that Employee’s annual compensation be consistent with the mean/median of the Company’s peer companies (it being agreed that should there be any conflict between this sentence and the express language contained in this Agreement, the express language in this Agreement shall control).

(a)        For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears.  Employee’s initial annual salary shall be $525,000.  During the term of this Agreement, the amount of Employee’s salary shall be reviewed at periodic intervals and, upon agreement of the parties hereto, appropriate adjustments in such salary may be made on an annual or more frequent basis, as determined by, and at the discretion of the Board of Directors.

(b)        Employee shall also be eligible for a performance bonus for each fiscal year beginning in fiscal year 2012, or portion thereof, that Employee is employed by the Company (the “Performance Bonus”).  The Performance Bonus shall be based on Employee’s base salary and the achievement of performance criteria to be established by the Board of Directors under a Management Bonus Plan (the “Management Bonus Plan”), which, in consultation with Employee, the Compensation Committee shall develop and recommend to the Board of Directors of the Company for each fiscal year and which shall apply to Employee and other members of the Company’s senior management. The performance criteria under the Management Bonus Plan shall include such items as performance of the Company compared to its fiscal year plan and budget; new business and customer development by the Company; and operational efficiency of the Company.  It shall be a condition to Employee’s receipt of a Performance Bonus with respect to any given fiscal year that Employee achieves certain minimum performance criteria to be established under the Management Bonus Plan.  It is anticipated that the Performance Bonus for any particular fiscal year will range between 25% and 75%, with a target of 50%, of Employee’s base salary; provided that the minimum performance criteria are achieved.  The

Performance Bonus may be paid in cash or in equity, at the discretion of the Board of Directors.  The Performance Bonus shall be payable to Employee upon achievement of the minimum performance criteria and not later than the earlier of 60 days following receipt by the Board of Directors of the Company’s audited financial statements for that fiscal year or March 15 following the end of the applicable fiscal year.

(c)        Employee shall receive an award of options to purchase 1,000,000 shares of the Company’s common stock (the “Options”) within 30 days of the Effective Date of this Agreement.  The Options will be incentive stock options under Section 422 of the Internal Revenue Code (the “Code”) to the extent permitted under Section 422(d) of the Code.  The Options shall be governed by an option agreement (the “Option Agreement”) and the Company’s Amended and Restated Stock Option and Incentive Plan (the “Stock Option Plan”).  The Option Agreement shall provide that the Options shall become exercisable upon vesting, and shall vest in tranches of 250,000 shares each at the completion of each year of the term of this Agreement.  The exercise price of the Options shall be the fair market value of the Company’s common stock on the date of grant.  In the event of termination of employment, Employee’s exercise of the Options, and any termination of the Options, shall be governed by the Option Agreement and the Stock Option Plan.

(d)        Company shall pay to Employee $100,000 within 45 days after the Effective Date.  If, before the first anniversary of the Effective Date, this Agreement is terminated by Employee pursuant to the first sentence of Section 5(d) or by Company pursuant to Section 5(c), such the amount paid under this Section 3(d) shall be immediately repayable to Company.

(e)        In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such medical insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof.  Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

(f)         During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company’s customary sick leave and vacation policies; provided, however, that, subject to Employee’s vacation not unreasonably interfering with duties hereunder, Employee’s vacation shall be no less than four weeks per calendar year.

(g)        During the term of this Agreement the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.  The Company shall reimburse Employee’s and his family’s expenses in moving from Highland Park, Illinois to the Boulder, Colorado metropolitan area (“Boulder”), which expenses shall include, without limiting the last sentence of this Section 3(g) (i) moving costs for Employee’s and Employee’s immediate family’s personal property from Employee’s principal residence in Highland Park to Employee’s new principal residence in Boulder, (ii) closing costs (including, without limitation, realtor fees and commissions, title fees and other transaction fees and expenses) associated with the sale of Employee’s current residence in Highland Park and the purchase of a primary residence in Boulder, and (iii) until Employee’s family is resident in Boulder or September 15, 2012, whichever is earlier, travel costs between Boulder and Illinois for commuting and househunting, and (iv) until Employee establishes a principal residence in Boulder, transportation and temporary housing (for the avoidance of doubt, this item (iv) shall not limit the family temporary housing/relocation benefits contained in the standard relocation policy anticipated to be used after Employee’s family moves to Colorado).  Such expenses shall be paid upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.  In addition to the benefits contemplated above in this Section 3(g), Company shall assist with such move in accordance with Company’s standard relocation policy in existence as of the effective date of this Agreement.  The payments contemplated by items (i), (ii) and (iv) of the second sentence of this Section 3(g), on the one hand, and the benefits pursuant to the Company’s standard relocation policy, on the other hand, shall be available to Employee through April 30, 2014.

4.           Term.  Unless sooner terminated in accordance with Section 5, the initial term of this Agreement shall be for four years from the Effective Date hereof, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 60 days prior to the end of the initial or then current renewal term of his or its intention to terminate at the end of such term.  The provisions of Sections 5 through and including 18 shall remain in full force and effect notwithstanding the termination of this Agreement.

5.           Termination and Severance.

(a)           If Employee dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs; (ii) this Agreement shall be considered terminated on the last day of such month; and (iii) the Company shall cause any issued but unvested equity awards granted to Employee to immediately vest.

(b)           If during the term of this Agreement Employee is prevented from performing his duties, after reasonable accommodation, by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement upon 30 days’ prior notice thereof to Employee or his duly appointed legal representative.  For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed “continuous” notwithstanding Employee’s performance of his duties during such period for continuous periods of less than 15 days in duration.  The reference to the term “duties” in the first sentence of this Section 5(b) shall not include immaterial duties that have little impact on the Company; provided, however, that the determination of what is immaterial shall be in the reasonable discretion of the Company.

(c)           The Company may terminate this Agreement at any time, upon 10 days’ prior notice, for Employee’s (i) gross negligence in the performance of his duties, upon notice of same from Company and failure to cure within 30 days; (ii) intentional misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; or theft or intentional misuse of the Company’s property or time (other than immaterial misuse such as use of supplies such as staplers or paper for personal use); or (iii) material breach of any obligation created by this Agreement (including the Noncompete Agreement and Confidentiality and Inventions Agreement incorporated by reference in Sections 6 and 7 below), upon notice of same from Company and failure to cure within 30 days.  The reference to the term “duties” in the first sentence of (c)(i) above shall not include immaterial duties that have little impact on the Company; provided, however, that the determination of what is immaterial shall be in the reasonable discretion of the Company.  In addition, the reference to “misconduct” in item (c)(ii) and “violations” of any state or federal law in (c)(ii) above shall not include immaterial acts and conduct, on the one hand, or immaterial violations, on the other hand (such as traffic violations), that have little impact on the Company; provided, however, that the determination of what is immaterial shall be in the reasonable discretion of the Company.

(d)           The Company or Employee may terminate this Agreement at any time for any or no reason upon at least 30 days’ notice to the other.  In the event that any one or more of the following in (i) through (v) occur: (i) Employee is removed from his position as Chief Executive Officer of the Company, or his duties as Chief Executive Officer are materially diminished (including, without limitation, a diminution in Employee’s authority, duties,  responsibilities or CEO title), (ii) Employee is not elected to serve as a member of the Board of Directors during the term of this Agreement, (iii) a material diminution of Employee’s base salary, (iv) a change in the geographic location of Employee’s primary place of employment of greater than fifty (50) miles, (v) the Company materially breaches any of its obligations to Employee pursuant to this Agreement and such breach is not cured within thirty days of notice (including, without limitation, a failure to issue the securities contemplated by Section 3(c) above), Employee may elect to treat any such event, by notice of termination within 30 days of its occurrence, as a termination by the Company pursuant to this Section 5(d).

(e)        If this Agreement is terminated by the Company (or deemed to be terminated by the Company) pursuant to Section 5(b) or 5(d), then, on the later of: (1) the date that is sixty (60) days following Employee’s termination; or, if applicable, (2) the first date such amount may be paid to Employee in order to comply with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) issued under Section 409A of the Code (“Section 409A”), the Company shall: (i)  pay as severance to Employee one year’s current base salary (provided that a termination by the Company pursuant to Section 5(d) resulting from a Change of Control defined in Section 5(f) shall cause the severance payment to be increased to two years’ current base salary) in a lump sum subject to all applicable deductions and withholdings; (ii) pay to Employee an amount equal to the target Performance Bonus for the year of termination (provided that a termination by the Company pursuant to Section 5(d) resulting from a Change of Control defined in Section 5(f) shall cause the payment contemplated by this (ii) to be increased to such target Performance Bonus multiplied by two); and (iii) pay to Employee a lump sum amount, which after the application of all deductions and withholdings, equals the total cost for continuation of the health insurance benefits for Employee and, if applicable, his eligible dependents under COBRA at substantially the same level of coverage in effect immediately preceding such termination for 12 months following the last day of the month in which the termination occurs.  Employee’s unvested equity scheduled to vest in the year of termination shall be deemed vested in connection with a termination by Company pursuant to Section 5(d); provided, however, that this sentence shall not diminish the 100% vesting contemplated by 5(f) below in connection with a Change of Control.  As a condition to receiving any severance payments under this Section, Employee shall execute a release reasonably acceptable to the Company and Employee, and shall comply with his obligations under the Noncompete Agreement and Confidentiality and Inventions Agreement incorporated by reference in Sections 6 and 7 of this Agreement (it being agreed that the Noncompete Agreement shall not be applicable should Employee waive rights to such severance benefits).  A failure of the Company to renew this Agreement at the end of the initial term or any renewal period shall be treated as a termination by the Company pursuant to Section 5(d) resulting in the above benefits contemplated by this Section 5(e).  For the avoidance of doubt, Employee’s rights to the payments contemplated in this Section 5(e) shall not be diminished solely as a result of Employee taking subsequent employment.

(f)         For purposes of this Agreement, the term “Change of Control” shall mean either (i) the occurrence of a consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company’s voting power is transferred or more than 50% of either the fair market value or book value of the Company’s assets are sold or (ii) a majority of members of the Board of directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.  Upon the occurrence of Change of Control, the vesting of 100% of outstanding and unvested equity awards granted to Employee as of the date of such event shall be accelerated to occur immediately upon such event.  For purposes of this Agreement (including Sections 5(d) and 5(e)), a termination shall be deemed to be “in relation to” or the “result of” a Change of Control if, without limiting the generality of such phrases, the Company terminates or is deemed to have terminated Employee pursuant to Section 5(d) of this Agreement during the period commencing three months prior to the occurrence (or expected occurrence) of a Change of Control and ending 12 months after the occurrence of a Change of Control.

(g)        If Employee gives notice of termination pursuant to Section 5(d), the Company may, at its option, terminate Employee immediately upon payment to Employee of 30 days salary or salary for the remainder of the notice period, whichever is less, subject to all applicable deductions and withholdings.  A termination initiated by Employee pursuant to the first sentence of Section 5(d) (but not the second sentence) shall cause no acceleration of vesting of equity awards, shall cause Employee to forfeit his eligibility for a Performance Bonus for that fiscal year, and shall create no severance obligation under Section 5(e).

6.           Confidential Information.  This Agreement incorporates by reference all the terms of that certain Confidentiality and Inventions Agreement between Employee and the Company, as if fully set forth herein.

7.           Covenants Not to Compete or Interfere.  This Agreement incorporates all the terms of that certain Noncompete Agreement between Employee and the Company, as if fully set forth herein.  The parties hereby acknowledge that any severance payments made under Section 5 of this Agreement shall be consideration for Employee’s covenant not to compete with the Company (which shall be applicable only in connection with a termination of this Agreement by the Company under Sections 5(b) or 5(d) of this Agreement and provided payments are made to Employee pursuant to Section 5(e) of this Agreement).

8.           Compliance with Section 409A. It is intended that the provisions of this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention.  To the extent Employee would be subject to an additional tax imposed on certain deferred compensation arrangements under Section 409A, as amended, and the regulations thereunder, as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8.

Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) payable in connection with a “termination” shall not commence until Employee has undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h).

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A.

9.           Excise Tax Restoration Payment. In the event that it is determined that any payment or distribution of any type to or for the benefit of Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay to Employee an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.  The Excise Tax Restoration Payment will be paid to Employee as soon as practicable following the date that the Employee remits all applicable taxes, interest and penalties associated with the Total

Payments and the Excise Tax Restoration Payment to the appropriate taxing authority or authorities, but in no event later than the last day of the year in which such remittance(s) is made.

10.         Waiver of Breach.  A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

11.         Severability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 11 in the particular jurisdiction in which such adjudication is made.

12.         Notices.  All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, addressed as follows:  (i) If to the Company: to its principal office at 3200 Walnut Street, Boulder, Colorado 80301;  (ii) If to Employee: to such address as Employee shall designate in writing to the Company; or such other address as either party may hereafter designate by notice as herein provided.  Notwithstanding the foregoing provisions of this Section 12, so long as Employee is employed by the Company any such communication, request, consent or other notice shall be deemed given if delivered as follows:  (x) If to the Company, by hand delivery to any executive officer of the Company other than Employee, and (y) If to Employee, by hand delivery to him.

13.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

14.         Assignment.  The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee.  Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

15.         Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

16.         Amendments.  No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

17.         Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

***Signature Page Follows***

IN WITNESS WHEREOF the parties have executed this Agreement this 26th day of April 2012 effective as of the Effective Date hereof.

COMPANY:

ARRAY BIOPHARMA INC.

By:	/s/ Kyle Lefkoff
Name:	Kyle Lefkoff
Title:	Chairman, Board of Directors

EMPLOYEE:

/s/ Ron Squarer
RON SQUARER